Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA DRUG DISCOVERY ANNOUNCES FIRST QUARTER

2005 FINANCIAL RESULTS

Pharmacopeia’s Pipeline Continues to Grow with Ten Partnered Candidates

Now in Development

Princeton, New Jersey, May 16, 2005 – Pharmacopeia Drug Discovery, Inc. (Nasdaq: PCOP) today announced results for the quarter ended March 31, 2005.

Pharmacopeia highlighted several key drug development and corporate milestones achieved in the first quarter of 2005:

•                  Pharmacopeia made progress towards building its wholly-owned drug candidate portfolio and increased significantly its proprietary research and development expense in the quarter ended March 31, 2005 compared to the prior year period.  In addition, during the first quarter, Pharmacopeia’s leading wholly-owned programs continued to advance toward preclinical development.

•                  Schering-Plough initiated preclinical development of a drug candidate identified through the collaborative efforts of Schering-Plough and Pharmacopeia scientists, which triggered a milestone payment to Pharmacopeia. For the past several years Pharmacopeia and Schering-Plough have been involved in a multi-program collaborative drug discovery and development relationship focused on identifying and optimizing drug candidates for further development and marketing by Schering-Plough. This latest inflammatory disease compound represents the fifth development candidate to advance as a result of the companies’ ongoing efforts. To date, Schering-Plough has advanced two of these candidates to Phase I clinical trials. Pursuant to the terms of the existing collaboration agreements, Schering-Plough has advised Pharmacopeia that it intends to reduce its full-time employee funding commitment to the collaboration by 41%, beginning in August 2005.    The collaborative effort between the companies remains strong and productive as it continues to advance multiple compounds through and toward the clinic.

•                  Celgene announced its plan to develop a compound resulting from the ongoing collaboration between the two companies. Through this collaboration, initiated in 2003, Pharmacopeia scientists identified lead compounds from Pharmacopeia’s proprietary collection of 7.5 million drug-like small molecules, which were active against Celgene’s inflammation-related kinase target. The optimization of the potent and selective lead compounds to a pre-clinical development compound took little more than a year, with total time from target selection to development of well under two years.

•                  CV Therapeutics and Pharmacopeia announced a new drug discovery and

-more-

development collaboration. The partners will work toward the development of novel therapeutics. Under the terms of the agreement, Pharmacopeia is employing its comprehensive, integrated drug discovery platform and expertise. CV Therapeutics will be responsible for development and marketing of collaboration products, and will bring its substantial pharmacology and clinical expertise and experience to the collaboration. Pharmacopeia will receive research funding in addition to clinical milestones and royalties to the extent the collaboration products, if any, advance through clinical development and onto the market.

With the selection of the candidates by Schering Plough and Celgene, Pharmacopeia now has ten programs in development, each partnered with a major pharmaceutical or biotechnology company.  Six of these programs are in pre-clinical development and four therapeutic candidates are currently in human clinical trials.  Pharmacopeia retains further milestone and royalty interests in each of these programs. In addition to those, the Company has a pipeline of approximately forty earlier stage programs, some partnered and some wholly-owned. The Company’s most advanced internal programs, JAK-3 (an immunosuppressant with potential utility in multiple indications including psoriasis, rheumatoid arthritis and graft versus host disease) and avB3/avB5 (angiogenesis inhibitors with potential utility in ocular disease, cancer and inflammatory disorders), have shown efficacy in relevant preclinical in vivo studies.

Pharmacopeia also highlighted several key additions to its Board of Directors and executive management team announced in the first quarter of 2005, aimed at further strengthening the Company’s position as a leader in small molecule drug discovery and development.

•                  Dr. David M. Floyd, Executive Vice President of Discovery and Chief Scientific Officer - Dr. Floyd was formerly Vice President of Discovery Chemistry at Bristol-Myers Squibb, with worldwide discovery responsibilities.  Dr. Floyd will be responsible for leading Pharmacopeia’s internal and collaborative research efforts and for building the Company’s portfolio of therapeutic candidates.

•                  Dr. Steven J. Burakoff, Board of Directors - Dr. Burakoff is Director of the New York University Cancer Institute and Director of the Skirball Institute of Biomolecular Medicine. Dr. Burakoff’s principle research interests are in cellular and molecular immunology, transplantation immunology and T cell activation and signal transduction.

•                  Stephen C. Costalas, Esq., Executive Vice President, General Counsel and Secretary - Mr. Costalas joined Pharmacopeia from the Corporate and Securities Group of Dechert LLP. While at Dechert, Mr. Costalas served as lead outside counsel to Pharmacopeia, and his practice focused heavily on the representation of biotechnology companies.

“I am pleased with Pharmacopeia’s significant first quarter milestones and accomplishments. Our numerous successes further validate Pharmacopeia’s drug discovery and development platform,” said Les Browne, Ph.D., president and chief executive officer of Pharmacopeia.  “Such progress gives us great confidence in the strategy we adopted in 2004 - combining a new focus on internal discovery and development with our successful collaborative discovery business.  We expect to continue to increase our investment in internally funded therapeutic programs and to leverage our drug discovery and development capabilities to support our significant collaborative research and development business, as well as the discovery and development of novel small molecule therapeutics for our internal pipeline.”

On April 30, 2004, the spin-off of Pharmacopeia into an independent, publicly held company was completed. Since May 1, 2004, Pharmacopeia has operated as a standalone company.

At March 31, 2005 Pharmacopeia had cash, cash equivalents and marketable securities of $35.3 million. Pharmacopeia’s targeted cash position at December 31, 2005 is between $25 million and $30 million.  Pharmacopeia has no long term debt.

Revenues at Pharmacopeia were $5.7 million for the quarter ended March 31, 2005, compared to $5.4 million for the quarter ended March 31, 2004. Pharmacopeia recognized increased revenue from its collaboration with N.V. Organon and its recently announced collaborations with CV Therapeutics and Biovitrum AB.  Revenues for the quarter ended March 31, 2005 included a milestone from Pharmacopeia’s collaboration with Schering-Plough.

In keeping with Pharmacopeia’s announced intention to increase its investment in proprietary research and development programs, it incurred research and development expenses of $2.2 million in the quarter ended March 31, 2005, compared to $1.4 million in the same period in 2004, an increase of 61%.

Pharmacopeia reported a net loss of $4.6 million or ($0.38) per share for the three months ended March 31, 2005. In the three months ended March 31, 2004, Pharmacopeia recorded a net loss of $9.9 million or ($0.82) per share, in part reflecting $5.9 million of restructuring costs, largely related to the consolidation of its research facilities. Loss per share for periods prior to the spin-off are based on the 12,181,471 shares distributed in the spin-off, adjusted for unvested restricted shares.

Further details regarding Pharmacopeia’s first quarter financial results will be presented in a conference call on May 16, 2005 at 5:00 p.m. Eastern Time. Dr. Les Browne, president and chief executive officer will host the call.  Forward-looking and material information may be discussed on this conference call.

Date:	May 16, 2005
Time:	5:00 p.m. EDT

Domestic Callers:

800-500-0311

International Callers:	719-457-2698
Confirmation code:	7461740
Name of Conference:	Pharmacopeia First Quarter 2005 Earnings Release
Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call, which can be accessed by dialing toll-free 888-203-1112 in the U.S., or 719-457-0820 outside the U.S., will be available for 2 weeks. The access code for the replay is 7461740. Replay of the webcast will also be accessible on Pharmacopeia’s website at http://www.pharmacopeia.com.

Pharmacopeia Drug Discovery, Inc. (www.pharmacopeia.com) is a biopharmaceutical company focused on the creation of new small molecule therapeutics to address significant unmet medical needs. Using proprietary technologies and processes, Pharmacopeia discovers and develops novel drug candidates for development internally as well as with strategic partners.  The company is advancing multiple internal programs – focused primarily on immunobiology and immunological diseases – to validation in clinical trials. Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into human clinical trials with further programs in late-stage pre-clinical development. Beyond these, the company has developed a pipeline of approximately forty partnered and internal programs in discovery that are expected to drive the company’s clinical portfolio in the future.

Contact:
Brian M. Posner
Vice President, Finance
(609) 452-3600
irreq@pharmacop.com

###

When used anywhere in this press release the words “expects,” “believes,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia. Pharmacopeia has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, the development by Pharmacopeia and regulatory and market acceptance of new products, the establishment and continuation by Pharmacopeia of drug discovery collaborations and the results of Pharmacopeia’s internal proprietary drug discovery programs, Pharmacopeia’s ability to raise additional capital, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its Report on Form 10-Q filed on May 16, 2005, its Report on Form 10-K filed on March 23, 2005 and subsequent filings under the Securities and Exchange Act of 1934. All forward-looking statements in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this press release. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables Follow

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED  FINANCIAL DATA

(Dollars in thousands, except share data)

Statements of Operations

	For the Three Months Ended March 31,
	2005	2004
	(unaudited)
Net revenue	$5,691	$5,369

Collaborative research and development	5,626	5,550
Proprietary research and development	2,241	1,389
Sales, general and administrative	2,663	2,419
Restructuring and other charges	—	5,947
Interest and other income, net	(209)	(3)
	10,321	15,302
Loss before income taxes	(4,630)	(9,933)
Provision for income taxes	10	3
Net loss	$(4,640)	$(9,936)

Net loss per share:
- Basic and diluted	$(0.38)	$(0.82)

Weighted average number of common stock outstanding:
- Basic and diluted	12,353,553	12,155,751

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED  FINANCIAL DATA

(Dollars in thousands)

Balance Sheets

	March 31, 2005	December 31, 2004
	(unaudited)
Cash, cash equivalents and marketable securities	$35,289	$40,885
Trade receivables, net	2,794	1,062
Other assets, net	14,252	15,058
Total assets	$52,335	$57,005

Current liabilities	$10,771	$10,251
Long-term liabilities and reserves	2,312	3,046
Total stockholders’ equity	39,252	43,708
Total liabilities and stockholders’ equity	$52,335	$57,005